EXHIBIT 10.3
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                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT dated as of May 16, 2000 by and between Wilmar Industries, a New Jersey corporation (the "Company"), and William E. Sanford (the "Executive").

         WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;

         WHEREAS, the Executive desires to accept such employment and enter into such an agreement;

         WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of the Executive by the Company during the term of this agreement; and

         WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. TERM OF EMPLOYMENT. Subject to the provisions of Section 8 of this Agreement, the Executive shall be employed by the Company for a period commencing on the date of the consummation of the merger (the "Effective Date") of WM Acquisition, Inc. with and into the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated December 22, 1999, as amended, between WM Acquisition and the Company (the "Merger") and ending on December 31, 2002 (the

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"Employment Term"); PROVIDED that the effectiveness of this Agreement and the
Executive's employment with the Company shall be contingent upon the consummation of the Merger; PROVIDED FURTHER that the Employment Term shall automatically be extended for successive one-year periods unless either party gives the other at least sixty (60) days written notice of its intention not to extend the Employment Term for such additional one-year periods.

         2.       POSITION.

                  (a) The Executive shall serve as the Company's Senior Vice President and Chief Financial Officer. In such position, the Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the President and Chief Operating Officer (the "COO") of the Company or his designee. The Executive shall report directly to the COO.

                  (b) During the Employment Term, the Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, the Executive shall be permitted to continue to serve as a Director of Western International Gas and Cylinders, Inc., Master Wholesaler.com, Inc. and Minority Zone.com, Inc.

         3. BASE SALARY. During the Employment Term, the Company shall pay the Executive an annual base salary (the "Base Salary") at the annual rate of

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$235,000, payable in regular installments in accordance with the Company's usual payroll practices. The Base Salary shall be subject to an annual cost of living increase of at least five percent (5%) as of January 1 of each year of the Employment Term.

         4. BONUS. With respect to each calendar year during the Employment Term, the Executive shall be eligible to earn an annual bonus award of up to one hundred percent (100%) of the Base Salary (the "Maximum Bonus"). The amount of the bonus, if any, awarded to the Executive in any year, shall be based upon the achievement of an annual EBITDA target (the "EBITDA Target") established and determined by the Board in accordance with and subject to the terms set out in the "Key Management Bonus Summary Plan" attached to this Agreement as Exhibit "A".

         5.       EQUITY ARRANGEMENTS.

                  On the Effective Date, the Executive will be granted an option to acquire 17,085 shares of common stock, no par value (the "Common Stock"), of the Company subject to the terms of the Company's stock option plan and the stock option agreement attached entered into on the date hereof.

         As a condition of his employment, the Executive has agreed to purchase on the Effective Date 27,068 shares of Common Stock and 57,293 shares of the Company's senior preferred stock, $.01 per share, for an aggregate purchase price of $599,998, to be payable by delivery of a promissory note to the Company.

         In the event the Executive elects to exercise his rights under Section
4.6 of the Shareholders Agreement, dated the date hereof, among the Executive, the Company and the other shareholders named therein (the "Shareholders Agreement"), with respect to New Securities (as defined therein), the Company shall, if and to the extent permitted

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under the terms of its credit agreement and other borrowing agreements then in effect, make available to the Executive loans to purchase all or a portion of such New Securities substantially on the same terms and conditions as the loans made available to the Executive to purchase shares on the date hereof; PROVIDED, that the aggregate amount of such additional loans shall not exceed $599,998.

         6. EMPLOYEE BENEFITS AND PERQUISITES. During the Employment Term, the Executive shall be eligible to participate in the Company's employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company. The Executive shall be provided four (4) weeks paid vacation per year. The Executive shall be provided four (4) weeks paid vacation per year. The Executive shall be entitled to carry over up to four (4) weeks of unused vacation to a subsequent calendar year and shall further be entitled to have up to four (4) weeks of such accrued vacation time paid out by the Company following termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason. The Executive shall be entitled to an automobile allowance of $7,000 per year, payable in equal monthly installments. All of the benefits and perquisites described in this Section 6 shall hereafter be referred to collectively as the "Benefits".

         7. BUSINESS EXPENSES. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company's policies on expense reimbursement, in effect from time to time.

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         8.       TERMINATION. Notwithstanding any other provision of this
Agreement:

                  (a) FOR CAUSE BY THE COMPANY. The Employment Term and the Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the Executive's gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by the Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its stockholders; (iii) the Executive's conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude; or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days following written notice to the Executive by the Company of the nature of the breach. Upon termination of the Executive's employment for Cause pursuant to this Section 8(a), the Executive shall be paid any accrued and unpaid Base Salary and Benefits through the date of termination and shall have no additional rights to any compensation or any other benefits under the Agreement or otherwise.

                  (b) DISABILITY OR DEATH. The Employment Term and the Executive's employment hereunder shall terminate upon his death or if the Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform his duties due to the Executive's physical or mental incapacity, as reasonably determined by the Board (such incapacity is hereinafter referred to as "Disability").

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         Upon termination of the Executive's employment hereunder for either
Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits, (ii) continuation of the Executive's Base Salary for a period of two years from the date of termination and (iii) a bonus for the calendar year in which termination occurs, equal to the bonus which the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year preceding the date of death or termination of employment and the denominator of which is 365; PROVIDED that, such bonus shall not be payable in the event that, as of the date of the termination of the Executive's employment, the Company is not performing at or above the budgeted year-to-date EBITDA Target for such calendar year (a "Pro Rata Bonus"). Upon termination of the Executive's employment due to Disability or death pursuant to this Section 8(b), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following his termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

                  (c) WITHOUT CAUSE BY THE COMPANY. The Employment Term and the Executive's employment hereunder may be terminated by the Company without "Cause." If the Executive's employment is terminated by the Company without "Cause" (other than by reason of Disability or death), the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits, (ii) continuation of the Executive's Base Salary for a period of two years from the date of termination (the "Severance

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Payment"), and (iii) a Pro Rata Bonus. Upon termination of Executive's employment by the Company without Cause pursuant to this Section 8(c), Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

                  (d) AS A RESULT OF NON-RENEWAL OF THE EMPLOYMENT TERM BY THE COMPANY. The termination of the Executive's employment at the end of the initial Employment Term or any successive one-year period thereafter on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the second proviso to Section 1, shall be treated for all purposes as a termination without Cause pursuant to Section 8(c) and the provisions of Section 8(c) shall apply to such termination.

                  (e) VOLUNTARY TERMINATION BY EXECUTIVE. The Executive shall provide the Company thirty (30) days' advance written notice in the event the Executive terminates his employment, other than for Good Reason (as hereinafter defined); PROVIDED that the Board may, in its sole discretion, terminate the Executive's employment with the Company prior to the expiration of the thirty-day notice period. In such event and upon the expiration of such thirty-day period (or such shorter time as the Board in its sole discretion may determine), the Executive's employment under this Agreement shall immediately and automatically terminate, and the Company shall pay the Executive any Base Salary earned and unpaid as of the Executive's termination date.

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                  (f)   TERMINATION FOR GOOD REASON. The Executive may terminate
his employment hereunder for "Good Reason" at any time during the Term. For purposes of the Agreement, "Good Reason" shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases his commute, or (iii) a material diminution of the Executive's responsibilities; PROVIDED that any of the foregoing is not cured by the Company within twenty
(20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. The Executive may also terminate his employment for any reason in the thirty (30) day period (the "Window Period") commencing on the first anniversary of a "Change in Control" and such termination shall be treated for the purposes of this Agreement as a termination by the Executive for Good Reason and the provisions of this Section 8(e) relating to the payment of compensation and benefits shall apply. "Change in Control" shall mean the occurrence of any of the following events: (i) any "person," as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, other than the Company, becomes a "beneficial owner," as such term is currently used in Rule 13d-3 promulgated under that Act, of 50% or more of the Voting Stock of the Company; PROVIDED that "person" shall not include the shareholders of the Company on the Effective Date or their affiliates (ii) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date the Executive commences employment; PROVIDED that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the

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directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Board adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for securities of such other company).

         No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason. A termination of the Executive's employment for Good Reason pursuant to this Section 8(f) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 8(c) relating to the payment of compensation and benefits shall apply; PROVIDED, HOWEVER, in the event that the Executive terminates his employment under this Section 8(f) during the Window Period following a Change in Control, the Executive may elect to receive, in lieu of the

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Severance Payment, a single lump sum payment equal to 90% of the Severance
Payment payable within thirty (30) days of the termination of the Executive's employment.

                  (g) BENEFITS/RELEASE. In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 8, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary and Benefits, to which the Executive is entitled under this Section 8 are conditioned upon and subject to the Executive's execution of a general waiver and release, in such form as may be prepared by the Company's attorneys, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

         Except as provided in this Section 8, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

                  (h) NOTICE OF TERMINATION. Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall

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set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         9. NON-COMPETITION. (a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                           (i)    During the Employment Term and, for a period
ending on the later of (x) the expiration of one year following the termination of the Executive's employment and (y) the last date on which the Executive is entitled to receive a salary continuation payment from the Company (the "Restricted Period"), the Executive will not directly or indirectly, (i) engage in any business for the Executive's own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the "Company Affiliates") and customers or suppliers of the Company or the Company Affiliates.

                           (ii)   Notwithstanding anything to the contrary in
this Agreement, the Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly

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traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

                           (iii)  During the Restricted Period, the Executive
will not, directly or indirectly, (i) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or
(ii) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee's employment with the Company or the Company Affiliates. Notwithstanding the foregoing, this Section 10(a)(iii) shall cease to apply upon a Change in Control.

                           (iv)   During the Restricted Period, the Executive
will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

                  (b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall

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not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         10. CONFIDENTIALITY. The Executive will not at any time (whether during or after his employment with the company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, PROVIDED that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names,

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trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         11. SPECIFIC PERFORMANCE. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         12.      MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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                  (d)   SEVERABILITY. In the event that any one or more of the
provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  (e) ASSIGNMENT. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company's senior credit facility. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, PROVIDED that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                  (f) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

                  (g) SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                  (h) NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be

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deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive's address on file with the Company; all notices to the Company shall be directed to the attention of the President or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (i) WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (j) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                              /s/ William E. Sanford
                              ---------------------------------
                              William E. Sanford

                              303 Harper Drive
                              Moorestown, NJ 08057
                              ---------------------------------
                              Address of Executive


                              WILMAR INDUSTRIES, INC.


                              By: /s/ William S. Green
                                  ------------------------------
                                  Name:  William S. Green
                                  Title: Chairman and CEO



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                                    EXHIBIT A
                        KEY MANAGEMENT BONUS PLAN SUMMARY


The key management bonus plan ("the Bonus Plan") will be to reward key management for performance and company profitability. The amounts due under the Bonus Plan will be determined based on the audited annual EBITDA1 of the company.

Under the Bonus Plan, management will be eligible to receive a significant portion of compensation as a "Maximum Bonus," as defined in individual Employment Agreements. It will be earned as follows:

--------------------------------------------------------------------------------
Bonus Calculations

Tier 1 If audited EBITDA for 2000 exceeds $36.5 million (Minimum Threshold), management will earn 50% of their Maximum Bonus as described in individual Employment Agreements.

--------------------------------------------------------------------------------
Tier 2 If audited EBITDA for 2000 exceeds $38.5 million (Target Threshold), management will earn an additional 50% of their Maximum Bonus. If EBITDA is greater than Minimum Threshold but less than Target Threshold, bonus will be determined by a linear or sliding scale.

--------------------------------------------------------------------------------
Calculation of             For the first year, the EBITDA will be prorated
EBITDA                     depending on the closing date and transaction-related
                           adjustments. It will also be adjusted to reflect actual debt terms, closing costs, and other special transaction-related adjustments.

                           For future years, the bonus will be established by the Board based on the Status Quo Plan for Tier 1 and the Parthenon Full Potential Plan for Tier 2. The spirit of the plan will not be changed, although it may be adjusted at the Board's discretion based on extraordinary events, including but not limited to acquisitions, divestitures and other corporate transactions, or such other factors as the Board deems appropriate; PROVIDED that, in the case of an acquisition, no adjustment shall be made to any bonus payable for the year in which such acquisition occurs.

--------------------------------------------------------------------------------



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                                   ENDNOTE(S)
                                   ----------




------------------
(1) EBITDA will be determined after taking into account payment of all bonuses under Bonus Plan.